EXHIBIT 3.1

                          CERTIFICATE OF AMENDMENT
                                     to
                         CERTIFICATE OF INCORPORATION
                                     of
                           AMERICAN TONERSERV CORP.

     Pursuant to the provisions of the General Corporation Law of Delaware, the undersigned Corporation adopts the following Certificate of Amendment to its Certificate of Incorporation:

     FIRST:  The name of the Corporation is American TonerServ Corp.

     SECOND: The amendment to the Corporation Certificate of Incorporation, as amended, set forth below was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law and has been consented to in writing by the stockholders in accordance with Section 228 of the Delaware General Corporation Law and has been consented to in writing by the stockholders in accordance with Section 228 of the Delaware General Corporation Law.

     THIRD:   The Certificate of Incorporation of the Corporation,
filed with the Secretary of State of the State of Delaware on May 26, 1995, as amended, is hereby amended by deleting Article 4 thereof in its entirety and substituting the following in lieu thereof:

                               "ARTICLE 4

     (a) This Corporation is authorized to issue two classes of shares to be designated, respectively, Preferred Stock ("Preferred Stock")and Common Stock("Common Stock"). The total number of shares of capital stock that this Corporation shall have authority to issue is fifteen million (15,000,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is five million (5,000,000). The total number of shares of Common Stock this Corporation shah have authority to issue is ten million (10,000,000). The Preferred Stock shall have a par value of $.00l per share and the Common Stock shall have a par value of $.001 per share.

     Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the "Effective Time"), every one hundred (100) shares of the Corporation's common stock, par value $.001 per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, par value $.001 per share, of the Corporation (the "New Common Stock").

     Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, each holder entitled to receive a fraction of a share shall receive one full share.

     Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive one full share in lieu of any factional shares of New Common Stock as set forth above), provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any full shares in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph.

     (b) The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares (a "Preferred Stock Designation") and as may be permitted by the General Corporation Law of the State of Delaware. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such, decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series."

     IN WITNESS WHEREOF, the Corporation has caused this Certificated to be executed by Daniel J. Brinker, its authorized officer, on this 15th day of March, 2006.


                                    /s/ Daniel J. Brinker
                                    Daniel J. Brinker, President
                                    and Secretary